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                                                                     Exhibit 4.1

                                 FIFTH AMENDMENT
                               TO CREDIT AGREEMENT

      This FIFTH AMENDMENT TO CREDIT AGREEMENT, dated as of March 31, 2004 (the "FIFTH AMENDMENT"), is entered into among NASHUA CORPORATION, a Massachusetts corporation (the "BORROWER"), whose address is 11 Trafalgar Square, 2nd Floor, Nashua, New Hampshire 03063, FLEET NATIONAL BANK, a national Banking association ("FLEET") and LASALLE BANK NATIONAL ASSOCIATION, a national Banking association ("LASALLE", TOGETHER WITH FLEET, THE "BANKS" AND AS AGENT FOR THE BANKS "AGENT"), whose address is 135 South LaSalle Street, Chicago, Illinois 60603.

                                R E C I T A L S:

      A. The Borrower and the Banks entered into that certain Credit Agreement dated as of March 1, 2002, as amended by that certain First Amendment to Credit Agreement, dated as of July 15, 2003, that certain Waiver and Second Amendment to Credit Agreement, dated as of July 24, 2003, that certain Third Amendment to Credit Agreement, dated as of September 25, 2003 and that certain Fourth Amendment to Credit Agreement, dated as of December 30, 2003 (as further amended, restated and modified from time to time, the "CREDIT AGREEMENT").

      B. At the present time the Borrower requests, and the Banks are agreeable to adjustments to: (i) the financial covenants (ii) the Pricing Schedule, (iii) the Termination Date, (iv) the Letter of Credit sub-limit, and (v) other provisions as identified herein, pursuant to the terms and conditions hereinafter set forth.

      NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower and the Banks hereby agree as follows:

                              A G R E E M E N T S:

      1.    RECITALS

      The foregoing Recitals are hereby made a part of this Fifth Amendment.

      2.    DEFINITIONS

      Capitalized words and phrases used herein without definition shall have the respective meanings ascribed to such words and phrases in the Credit Agreement.

      3.    AMENDMENTS TO THE CREDIT AGREEMENT

            3.1   Definitions

            a. Code. The definition of Code in Section 1.1 of the Credit Agreement is hereby amended to insert "as amended" after the year 1986.



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            b. Fixed Charge Coverage Ratio. The definition of Fixed Charge
      Coverage Ratio in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

            "Fixed Charge Coverage Ratio means for any Computation Period, the ratio of (a) the total for such period of Adjusted EBITDA minus the sum of all income taxes paid by the Company and its Subsidiaries and all Capital Expenditures to (b) the sum for such period of (i) Interest Expense plus (ii) required payments of principal of Funded Debt (including the Term Loans (limited to the last four quarterly principal payments) but excluding the Revolving Loans) plus (iii) all dividends paid by the Company during such period."

            c. Restricted Subsidiary. The definition of Restricted Subsidiary in
      Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:


            "Restricted Subsidiary means any Subsidiary of the Company (other than a Foreign Subsidiary) which either accounts for 5% or more of the consolidated assets of the Company and its Subsidiaries or accounts for 5% or more of Consolidated Net Income."

            d. Termination Date. The definition of Termination Date in Section
      1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:


            "Termination Date" means the earlier to occur of (a) February 28, 2007, or (b) such other date on which the Commitments terminate pursuant to Section 6 or 12. "


            e. Total Debt to EBITDA Ratio. The definition of Total Debt to EBITDA Ratio in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

            "Funded Debt to Adjusted EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (i) Funded Debt as of such day to
            (ii) Adjusted EBITDA for the Computation Period ending on such day."

            3.2 L/C Commitment. Section 2.1.3(b)(i) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:


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                  "(i) the aggregate Stated Amount of all Letters of Credit
                  shall not at any time exceed $5,000,000 and"

            3.3 Early Termination. Section 2.1.4 of the Credit Agreement is hereby deleted in its entirety and replaced with the word "Reserved".


            3.4 Borrowing Base Certificates. Section 10.1.6 of the Credit Agreement is hereby amended by deleting the words "the Vice President/" from the first sentence.


            3.5 Pricing Schedule. The Pricing Schedule attached to the Credit Agreement is hereby deleting in its entirety and replaced with the Pricing Schedule attached hereto as Attachment A. All references in the Credit Agreement to the Pricing Schedule shall be deemed to be references to the revised Pricing Schedule as set forth in Attachment A hereto.

            3.6 Exhibit B. Exhibit B to the Credit Agreement, as amended in that certain Third Amendment to Credit Agreement is hereby deleted in its entirety and replaced with Exhibit B attached hereto as Attachment B. All references in the Credit Agreement to Exhibit B shall be deemed to be references to the revised Exhibit B as set forth in Attachment B hereto.

            3.7 Financial Covenants.


                        a. Funded Debt to EBITDA Ratio. Section 10.6.2 of the
                  Credit Agreement is hereby deleted in its entirety and replaced with the following:

                  "Funded Debt to Adjusted EBITDA Ratio. Not permit the Funded Debt to Adjusted EBITDA Ratio as of the last day of any Computation Period to exceed 2.75 to 1.00 for such Computation Period."


                        b. Adjusted EBITDA. Section 10.6.3 of the Credit
                  Agreement is hereby deleted in its entirety and replaced with the word "Reserved".


      4. REPRESENTATIONS AND WARRANTIES

      To induce the Banks to enter into this Fifth Amendment, the Borrower hereby certifies, represents and warrants to the Banks that:

            4.1 Organization

      The Borrower is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts, with full and adequate corporate power to carry on and conduct its business as presently conducted. The Borrower is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing. The exact legal name of the Borrower is as set forth in the preamble of this Fifth Amendment, and the Borrower currently does not conduct, nor has


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it during the last five (5) years conducted, business under any other name or trade name, except that some of its operations were conducted under the name Rittenhouse, Rittenhouse Paper Company or Rittenhouse, L.L.C. prior to 2002. The Borrower will not change its name, its organizational identification number, its type of organization, its jurisdiction of organization or other legal structure.

            4.2 Authorization

      The Borrower is duly authorized to execute and deliver this Fifth Amendment and is and will continue to be duly authorized to borrow monies under the Credit Agreement, as amended hereby, and to perform its obligations under the Credit Agreement, as amended hereby.

            4.3 No Conflicts

         The execution and delivery of this Fifth Amendment and the performance by the Borrower of its obligations under the Credit Agreement, as amended hereby, do not and will not conflict with any provision of law or of the articles of incorporation of the Borrower or of any agreement binding upon the Borrower.

            4.4 Validity and Binding Effect

      The Credit Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by Bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

            4.5 Compliance with Credit Agreement

      The representation and warranties set forth in Section 9 of the Credit Agreement, as amended hereby, are true and correct with the same effect as if such representations and warranties had been made on the date hereof, with the exception that all references to the financial statements shall mean the financial statements most recently delivered to the Banks and except for such changes as are specifically permitted under the Credit Agreement. In addition, the Borrower has complied with and is in compliance with all of the covenants set forth in the Credit Agreement, as amended hereby, including, but not limited to, those set forth in Section 10 thereof.

            4.6 No Event of Default

      As of the date hereof, no Event of Default under Section 12 of the Credit Agreement, as amended hereby, or event or condition which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, has occurred or is continuing.



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      5.    CONDITIONS PRECEDENT

      This Fifth Amendment shall become effective as of the date above first written after receipt by the Banks of the following documents and fees (and the date on which all such conditions precedent have been satisfied or waived by the Banks shall be called the "FIFTH AMENDMENT EFFECTIVE DATE"):

            5.1 Fifth Amendment

      This Fifth Amendment executed by the Borrower and the Banks.

            5.2 Resolutions

      A certified copy of resolutions of the Board of Directors and/or shareholders of the Borrower authorizing the execution, delivery and performance of this Fifth Amendment and the related loan documents; provided, however that the Borrower's compliance with this Section 5.2 shall be waived until the early to occur of (i) delivery of such authorizing resolutions, or (ii) May 10, 2004.

            5.3 Other Documents

      Such other documents, certificates and/or opinions of counsel as the Banks may request.

            5.4 Fifth Amendment Fee

      The Borrower agrees to pay to the Banks a Fifth Amendment Fee in the amount of Forty-Five Thousand and 00/100 Dollars ($45,000.00) to be split pro-rata between the Banks.

      6.    GENERAL

            6.1 Governing Law; Severability

      This Fifth Amendment shall be construed in accordance with and governed by the laws of Illinois. Wherever possible each provision of the Credit Agreement and this Fifth Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Credit Agreement and this Fifth Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Credit Agreement and this Fifth Amendment.

            6.2 Successors and Assigns

      This Fifth Amendment shall be binding upon the Borrower and the Banks and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Banks and the successors and assigns of the Banks.



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            6.3 Continuing Force and Effect of Loan Documents


      Except as specifically modified or amended by the terms of this Fifth Amendment, all other terms and provisions of the Credit Agreement and the other Loan Documents are incorporated by reference herein, and in all respects, shall continue in full force and effect. The Borrower, by execution of this Fifth Amendment, hereby reaffirms, assumes and binds itself to all of the obligations, duties, rights, covenants, terms and conditions that are contained in the Credit Agreement and the other Loan Documents.

            6.4 Financing Statements

      The Borrower hereby irrevocably authorizes the Banks at any time and from time to time to file in any jurisdiction any initial UCC financing statements and/or amendments thereto that (a) describe the Collateral, and (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment.

            6.5 References to Credit Agreement

      Each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", or words of like import, and each reference to the Credit Agreement in any and all instruments or documents delivered in connection therewith, shall be deemed to refer to the Credit Agreement, as amended hereby.

            6.6 Expenses

      The Borrower shall pay all costs and expenses in connection with the preparation of this Fifth Amendment and other related loan documents, including, without limitation, reasonable attorneys' fees and time charges of attorneys who may be employees of the Banks or any affiliate or parent of the Banks. The Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Fifth Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.

            6.7 Counterparts

      This Fifth Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement.

                            [Signature Page Follows]



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      IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment to Credit Agreement as of the date first above written.

WITNESS:                              NASHUA CORPORATION

/s/ Margaret M. Callan                By:      /s/ John L. Patenaude
                                         ---------------------------------------
                                      Name:  John L. Patenaude
                                      Title:   Vice President-Finance, CFO
                                               and Treasurer

WITNESS:                              LASALLE BANK NATIONAL
                                      ASSOCIATION, as Agent
/s/ Signature Illegible

                                      By:       /s/ Brian Sullivan
                                         ---------------------------------------
                                      Name:  Brian Sullivan
                                      Title:    Vice President

WITNESS:                              LASALLE BANK NATIONAL
/s/ Signature Illegible               ASSOCIATION, as Issuing Bank and as a Bank

                                      By:       /s/ Brian Sullivan
                                         ---------------------------------------
                                      Name:   Brian Sullivan
                                      Title:     Vice President

WITNESS:                              FLEET NATIONAL BANK, as a Bank

/s/ Signature Illegible

                                      By:       /s/ Christine M. Madden
                                         ---------------------------------------
                                      Name:   Christine M. Madden
                                      Title:     Vice President

                                  ATTACHMENT A

                                PRICING SCHEDULE

      The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the LC Fee Rate shall be determined as set forth below.

      The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the LC Fee Rate shall be equal to the applicable rate per annum set forth in the table below opposite the applicable Funded Debt to Adjusted EBITDA Ratio:

FUNDED DEBT                                      LIBOR           BASE RATE          NON-USE            LC FEE
TO ADJUSTED EBITDA RATIO                         MARGIN            MARGIN          FEE RATE             RATE
Greater than 2.51:1                              2.00%              .25%             .375%             2.00%
Greater than 2.01:1 but less than or
equal to 2.50:1                                  1.75%               0%              .25%              1.75%
Less than or equal to 2.00:1                     1.50%               0%              .25%              1.50%

The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the LC Fee Rate shall be adjusted, to the extent applicable, on the 45th or, in the case of the last Fiscal Quarter of each Fiscal Year, 120th day after the end of each Fiscal Quarter, retroactively to the first day of such Fiscal Quarter, based on the Funded Debt to Adjusted EBITDA Ratio as of the last day of such Fiscal Quarter; it being understood that if the Company fails to deliver the financial statements required by Section 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, required by Section 10.1.3 by the 45th day (or, if applicable, the 120th day) after any Fiscal Quarter, the LIBOR Margin shall be 2.00%, the Base Rate Margin shall be .25%, the Non-Use Fee Rate shall be .375% and the LC Fee Rate shall be 2.00% until such financial statements and Compliance Certificate are delivered. Notwithstanding the foregoing, no reduction to the foregoing interest rate margins or fee rates shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing.

                                  ATTACHMENT B

                                    EXHIBIT B

                         FORM OF COMPLIANCE CERTIFICATE

To:   LaSalle Bank National Association, as Agent

      Please refer to the Credit Agreement dated as of March 1, 2002 (as amended or otherwise modified from time to time, the "Credit Agreement") among Nashua Corporation (the "Company"), various financial institutions and LaSalle Bank National Association, as Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

I. Reports. Enclosed herewith is a copy of the [annual audited/monthly] report of the Company as at _____________, ____ (the "Computation Date"), which report fairly presents in all material respects the financial condition and results of operations (subject to the absence of footnotes and to normal year-end adjustments) of the Company as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II. Financial Tests. The Company hereby certifies and warrants to you that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit
      Agreement:


A.    SECTION 10.6.1 - MINIMUM FIXED CHARGE COVERAGE RATIO

1.       Consolidated Net Income            $________

2.       Plus:  Interest Expense            $________
         income tax expense                 $________
         depreciation                       $________
         amortization                       $________

3.       Restructuring, nonrecurring,
         one-time charges mutually
         agreed upon                        $_________

4.       Non-cash expenses mutually
         agreed upon                        $_________

5.       Proforma adjustments mutually
          agreed upon for acquisitions      $_________

6.       Total Adjusted EBITDA
         Sum of (1), (2), (3), (4) and (5)  $_________

7.       Income taxes paid                  $________

8.       Capital Expenditures               $________

9.       Sum of (7) and (8)                 $________

10.      Remainder of (6) minus (9)         $________

11.      Interest Expense                   $________

12.      Required payments of
         Principal of Funded Debt
         (including Term Loans (limited
         to the last four quarterly
         principal payments) but
         excluding Revolving Loans)         $________

13.      Sum of (12) and (13)               $________

14.      Ratio of (10) to (13)              ____ to 1

15.      Minimum Required                   1.10 to 1

B.       SECTION 10.6.2 - MAXIMUM FUNDED DEBT TO ADJUSTED EBITDA RATIO

1.       Funded Debt                        $________

2.       Adjusted EBITDA                    $________
         (from Item A(6) above)

3.       Ratio of (1) to (2)                ____ to 1

4.       Maximum allowed                    2.75 to 1

C.       SECTION 10.6.4 - CAPITAL EXPENDITURES

1.       Capital Expenditures for the
         Fiscal Year                        $__________

2.       Maximum Permitted Capital
         Expenditures                       $8,000,000


III.     Pricing Schedule Computation

FUNDED DEBT TO ADJUSTED EBITDA RATIO

1.       Funded Debt                        $____________



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2.       Adjusted EBITDA
         (from item A(6) above)             $____________

3.       Ratio of (1) to (2)                ____ to 1

The Company further certifies to you that no Event of Default or Unmatured Event of Default has occurred and is continuing.


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